Exhibit 4.2

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT, dated as of September 11, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”)

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Section 26.

Goldman Sachs Bank USA (“Goldman”) agrees, at the request and for the account of the undersigned (the “Applicant”) and for the benefit of the Applicant or any Subsidiary, from time to time to issue, increase the available amount and extend the expiration date of one or more irrevocable letters of credit, each in a form reasonably satisfactory to the Applicant and Goldman (each a “Credit”, and collectively, the “Credits”), up to an aggregate maximum amount not to exceed the amount of the Security Letter of Credit, substantially in accordance with the terms and conditions hereof; provided, however, that any other letter of credit issued by Goldman in a form reasonably acceptable to Goldman and denominated in U.S. dollars, and identified in reasonable detail from time to time in a written notice by the Applicant to Goldman, shall, upon Goldman’s written notice of confirmation to such effect, be deemed to have been issued hereunder and shall constitute and be treated in all respects as “Credits.” In consideration of Goldman’s issuing, increasing or extending, from time to time, one or more Credits substantially in accordance with the terms and conditions provided by the Applicant, Applicant unconditionally agrees with Goldman as follows:

1.   Conditions to any LC Event. The obligation of Goldman to issue a Credit or increase the available amount of a Credit or extend the expiration date of a Credit hereunder, on any Business Day, is subject to (a) the delivery to Goldman of the Security Letter of

Credit having an available amount not less than the sum of (i) the aggregate amount of the Credits outstanding on such date, plus (ii) the aggregate amount of Drafts, if any, not reimbursed by or on behalf of Applicant on such date, plus (iii) the amount of the Credit that Applicant has requested Goldman to issue on such date (the sum of clauses (i), (ii) and (iii) being the “Exposure Amount”); (b) either (i) if such Credit is not an Evergreen Credit, such Credit’s having an expiration date that is no later than one year after the date of issuance of such Credit and in any event no later than five (5) Business Days prior to the expiration date of the Security Letter of Credit or (ii) if such Credit is an Evergreen Credit, such Credit’s providing an opportunity for Goldman to send a notice of non-extension and thereby cause the Credit to expire no later than one year after the date of issuance of such Credit (and each anniversary thereof, if applicable), and, in any event, no later than five (5) Business Days prior to the expiration date of the Security Letter of Credit, unless in the case of either clause (i) or clause (ii) above, the Applicant and Goldman shall have entered into documentation pursuant to which such Credit shall, on and as of such date, constitute and be treated as a letter of credit issued under such documentation; provided that in the event that the Applicant and Goldman shall not have entered into such documentation, the Applicant shall, no later than five (5) Business Days prior to the expiration date of the Security Letter of Credit, deposit into an account designated by Goldman at Goldman (which account in all cases shall be under the sole and exclusive dominion and control of Goldman), free and clear of any Liens other than those granted under this Agreement and Liens arising by operation of law, an amount in cash equal to 103% of the amount available of such Credit then outstanding having an expiration date that is later than five (5) Business Days prior to the expiration of the Security Letter of Credit and the provisions of

Sections 16(a) through (d) shall apply to such Cash Collateral; (c) Goldman having received prior written notice at its office specified below before 2:00 p.m. New York time on the Business Day of such requested LC Event; (d) such Credit being denominated in U.S. dollars and in substantially the form attached hereto as Exhibit B or otherwise in a form reasonably acceptable to Goldman (and without limiting the foregoing, it is understood and agreed that a Credit shall not be considered as being in reasonably acceptable form if such Credit contains any provision (whether expressly or by way of incorporating or being subject to any practice rule such as Rule 3.14(a) of the ISP) providing for an extension of more than one (1) Business Day of the expiration date or of the latest date to present drawing documents under such Credit if the applicable office of Goldman or of its servicer is closed, but provisions providing for an extension of just one (1) Business Day in such circumstances (whether such provisions are stated expressly in such Credit or by way of incorporating or being subject to practice rules such as Rule 3.13(a) of the ISP or Article 29(a) of the UCP) shall not for such reason be deemed unacceptable), (e) any issuance, increase, extension or other amendment of any Credit not violating any policy of Goldman applicable to letters of credit in effect on the date hereof, (f) [Reserved], and (g) at the time of and immediately after giving effect to the issuance, increase, extension or other amendment of such Credit, no Default shall have occurred and be continuing.

2.   Reimbursement. The amount of each draft or other request for payment (each, a “Draft”) drawn under each Credit, whether such Draft is presented to Goldman before, on, or, if in accordance with applicable law or letter of credit customs and practice, after the expiry date stated in the Credit shall be reimbursed to Goldman solely as provided in Section 16(c), Section 16(e) and Section 16(g) hereof.

3.   Amendment Fees, Etc. Applicant will pay Goldman within ten Business Days of demand therefor, all customary expenses, charges and other amounts which Goldman actually pays or actually incurs in connection with the Credits, it being agreed that Applicant is not obligated to pay to Goldman any commitment commission, facility fee or letter of credit fee in respect of the Credits.

4.   Payments; Interest on Past Due Amounts; Computations. All amounts due from Applicant shall be paid to Goldman at 200 West Street, New York, New York 10282 (or such other address notified by Goldman to the Applicant in writing), without defense, set-off, cross-claim, or counterclaim of any kind, in U.S. dollars and in same day funds. For the avoidance of doubt, if any such amount due from Applicant is denominated in a currency other than U.S. dollars, Applicant will pay the equivalent of such amount in U.S. dollars computed at Goldman’s selling rate for cable transfers to the place where and in the currency in which such amount is payable, or such other currency, place, form and manner acceptable to Goldman and the Applicant. Any amount not paid when due shall bear interest until paid in full at a daily fluctuating interest rate per annum equal to two percent per annum above the Prime Rate. Applicant authorizes Goldman, upon prior written notice, to charge any account of Applicant for any amount when due. Unless otherwise agreed in writing as to any Credit, all computations of commissions, fees and interest shall be based on a 360-day year and actual days elapsed.

5.   Additional Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Goldman; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Goldman in an amount that Goldman deems to be material of issuing or maintaining a Credit or reduce the amount of any sum received or receivable by Goldman hereunder (whether of principal, interest or any other amount), then, upon request of Goldman, the Applicant will pay to Goldman such additional amount or amounts as will compensate Goldman for such additional costs incurred or reduction suffered.

(b) If Goldman determines that any Change in Law regarding capital requirements, has or would have the effect of reducing the rate of return on Goldman’s capital or on the capital of Goldman’s holding company, if any, as a consequence of this Agreement, the loans made by Goldman, or any Credit issued by Goldman, to a level below that which Goldman or Goldman’s holding company could have achieved but for such Change in Law (taking into consideration Goldman’s policies and the policies of

Goldman’s holding company with respect to capital adequacy), then from time to time the Applicant will pay to Goldman such additional amount or amounts as will compensate Goldman or Goldman’s holding company for any such reduction suffered.

(c) A certificate of Goldman setting forth the amount or amounts necessary to compensate Goldman or the holding company of Goldman, as specified in subsections (a) or (b) of this Section 5 and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Applicant, shall be conclusive absent manifest error. The Applicant shall pay to Goldman the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of Goldman to demand compensation pursuant to this Section shall not constitute a waiver of Goldman’s right to demand such compensation; provided that the Applicant shall not be required to compensate Goldman pursuant to this Section for any increased costs incurred or reductions suffered unless Goldman gives notice to the Applicant to compensate Goldman pursuant to this Section within one hundred and eighty (180) days after the date that Goldman knows an event has occurred pursuant to which Goldman will seek such compensation.

(e) Notwithstanding the foregoing provisions of this Section, Goldman shall not be entitled to compensation pursuant to this Section if it is not at the time the general policy or practice of Goldman to demand compensation in similar circumstances in similar credit agreements.

6.   Taxes. (a) (i) Any and all payments by or on account of any obligation of the Applicant under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to paragraph (e) below.

(ii) Without limiting Section 6(a)(i), if the Applicant shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Applicant shall withhold or make such deductions as are determined in good faith by the Applicant to be required based upon the information and documentation it has received pursuant to paragraph (e) below, (B) the Applicant shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Applicant shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 6) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Withholding Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to paragraph (e) below, (B) such Withholding Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Applicant shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 6) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Without limiting the provisions of paragraph (a) above, the Applicant shall timely pay to the relevant Governmental Authority in accordance with applicable laws, or at the option of Goldman timely reimburse it for the payment of, any Other Taxes.

(c) The Applicant shall indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Applicant by Goldman shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Applicant to a Governmental Authority as provided in this Section 6, the Applicant shall deliver to Goldman the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to Goldman.

(e) (i) If Goldman or an assignee of Goldman is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, it shall deliver to the Applicant, at the time or times reasonably requested by the Applicant, such properly completed and executed documentation reasonably requested by the Applicant as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Goldman or an assignee of Goldman, if reasonably requested by the Applicant, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Applicant as will enable the Applicant to determine whether or not Goldman or such assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 6(e)(ii)(A), 6(e)(ii)(B) and 6(e)(ii)(D) below) shall not be required if in Goldman’s or such assignee’s reasonable judgment such completion, execution or submission would subject Goldman or such assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Goldman of such assignee.

(ii) Without limiting the generality of the foregoing,

(A) any assignee of Goldman that is a U.S. Person shall deliver to the Applicant on or prior to the date on which such assignee becomes a party hereto (and from time to time thereafter upon the reasonable request of the Applicant), executed copies of IRS Form W-9 certifying that such assignee is exempt from U.S. federal backup withholding tax;

(B) any assignee of Goldman that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Applicant (in such number of copies as shall be requested by the recipient) on or prior to the date on which such assignee becomes a party hereto (and from time to time thereafter upon the reasonable request of the Applicant), whichever of the following is applicable:

(1) in the case of such assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of such assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent such assignee is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such assignee is a partnership and one or more direct or indirect partners of such assignee are claiming the portfolio interest exemption, such assignee may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 on behalf of each such direct and indirect partner;

(C) any assignee of Goldman that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Applicant (in such number of copies as shall be requested by the recipient) on or prior to the date on which such assignee becomes a party hereto (and from time to time thereafter upon the reasonable request of the Applicant), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Applicant to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Applicant at the time or times prescribed by law and at such time or times reasonably requested by the Applicant such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicant as may be necessary for the Applicant to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date hereof and any Model I or Model II intergovernmental agreements.

(iii) Goldman and each assignee of Goldman agrees that if any form or certification it previously delivered pursuant to this Section 6 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Applicant in writing of its legal inability to do so.

(f) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Applicant or with respect to which the Applicant has paid additional amounts pursuant to this Section 6, it shall pay to the Applicant an amount equal to such refund (but only to the extent of indemnity payments made to it , or additional amounts paid to it, by the Applicant under this Section 6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Applicant, upon the request of the Recipient, agrees to repay the amount paid over to the Applicant (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Applicant pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Applicant or any other Person.

(g) [Reserved].

(h) Each party’s obligations under this Section 6 shall survive any assignment of rights by, or the replacement of, Goldman and the repayment, satisfaction or discharge of all loans other obligations hereunder.

7.   Indemnification. (a) Applicant agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by Goldman and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Goldman, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by Goldman, including the reasonable fees, charges and disbursements of any counsel for Goldman, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Credits, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Applicant agrees to indemnify Goldman, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Credit or the use of the proceeds thereof (including any refusal by Goldman to honor a demand for payment under any Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Applicant or any of its Subsidiaries giving rise to liability under any Environmental Law, or any Environmental Liability related in any way to Applicant or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Affiliates or from a breach of this Agreement by such Indemnitee. This Section 7(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Credit or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor accompanied by the appropriate invoice or other detail supporting such amount.

8.   Obligations Absolute: Limitations of Liability. (a) Applicant’s obligation to repay the Drafts and to make the other payments provided herein (whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Applicant, would have accrued on any such obligation, whether or not a claim is allowed against the Applicant for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Credits, fees, expenses, indemnification, or otherwise, absolute or contingent, present or future, collectively, the “Obligations”) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Credits or this Agreement, or any term or provision therein, (ii) the existence of any claim, set-off, defense or other right that Applicant, or any Affiliate of Applicant may have at any time against the beneficiary or any permitted transferee of the Credits (or any Persons or entities for whom such beneficiary or transferee may be acting), Goldman or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) without limiting Section 8(b) below, any Draft, demand certificate or any other document presented under the Credits proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iv) without limiting Section 8(b) below, payment by Goldman under the Credits against presentation of a Draft or other document that does not comply with the terms of the Credits, (v) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any Credit; (vi) any non-application or misapplication by the beneficiary of the Credits of the proceeds of any drawing under the Credits; (vii) the fact that a Default shall have occurred and be continuing; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Obligations.

(b) Neither Goldman nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Credits or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding subsection (a)), or any error, omission, interruption, loss or delay in transmission or delivery of any Draft, notice or other communication under or relating to the Credits (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Goldman; provided that the foregoing shall not be construed to excuse Goldman from liability to Applicant to the extent of any direct damages (as opposed to special, consequential or punitive damages, claims in respect of which are hereby waived by Applicant to the extent permitted by applicable law) suffered by Applicant that are caused by Goldman’s failure to exercise care when determining whether Drafts and other documents presented under the Credits comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Goldman (as finally determined by a court of competent jurisdiction), Goldman shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of the Credits, Goldman may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary (other than a valid injunction issued by a court of competent jurisdiction), or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Credits.

9.   Independence. Applicant acknowledges that the rights and obligations of Goldman under the Credits are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Credits, including contracts or arrangements between Goldman and Applicant and between Applicant and the beneficiary of any Credit. Goldman shall have no duty to notify Applicant of its receipt of a Draft, certificate or other document presented under any Credit or of its decision to honor any such Credit. Goldman may, without incurring any liability to Applicant or impairing its entitlement to reimbursement under this Agreement, honor any Credit despite notice from Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of any Credit or any other Person. Goldman shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Credit. Goldman shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies which Applicant approves or requests. Goldman shall have no duty to extend the expiration date or term of any Credit or to issue a replacement letter of credit on or before the expiration date of any Credit or the end of such term.

10. Non-Documentary Conditions. Goldman is authorized (but shall not be required) to disregard any non-documentary conditions stated in any Credit.

11. Transfers. If, at Applicant’s request, a Credit is issued in transferable form, Goldman shall have no duty to determine the proper identity of anyone appearing in any transfer request, Draft, or other document as transferee, nor shall Goldman be responsible for the validity or correctness of any transfer. Goldman is not obligated to recognize an assignment of proceeds of a Credit unless and until Goldman consents to such assignment; and, except as otherwise required by applicable law, Goldman shall not be obligated to give or withhold its consent to an assignment of proceeds of a Credit. However, if Goldman consents to an assignment of proceeds of a Credit, Goldman shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall Goldman be responsible for the validity, appropriateness or correctness of any such assignment.

12. Extensions and Modifications of the Credit. This Agreement shall be binding upon Applicant with respect to any extension or modification of any Credit made at Applicant’s request or with Applicant’s consent. Applicant’s Obligations shall not be reduced or impaired in any way by any agreement by Goldman and the beneficiary of any Credit extending Goldman’s time to honor or to give notice of discrepancies and any such agreement shall be binding upon Applicant.

13. Covenants of Applicant. Applicant will, so long as any Credit or any reimbursement or other payment obligation of Applicant under this Agreement remains outstanding, comply with the covenants set forth below:

(a) Applicant will furnish to Goldman:

(i) within 90 days after the end of each fiscal year of Applicant, its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the independent registered public accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Applicant and the consolidated Subsidiaries on a consolidated basis in conformity with GAAP;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Applicant, its unaudited consolidated balance sheet and statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Applicant and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Applicant certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iv) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q and 8-K (or any substitute or successor forms) filed by the Applicant with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or distributed by the Applicant to its shareholders generally, as the case may be;

(v) promptly following a request therefor, all documentation and other information that Goldman reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(vi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Applicant or any Material Subsidiary, or compliance with the terms of this

Agreement, as Goldman may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall be available on the website of the SEC at http://www.sec.gov and a confirming electronic correspondence shall have been delivered or caused to be delivered to Goldman providing notice of such posting or availability; provided that the Applicant shall deliver paper copies of such information to Goldman if Goldman requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by Goldman.

(b) Applicant will furnish to Goldman written notice of the occurrence of any Default promptly after any Financial Officer becomes aware thereof.

Each notice delivered under this subsection (b) shall be accompanied by a statement of a Financial Officer or other executive officer of Applicant setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Applicant will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation of Applicant permitted under Section 13(f) or any merger, consolidation, liquidation or dissolution of a Material Subsidiary that is not otherwise prohibited by the terms of this Agreement.

(d) Applicant shall, and shall cause each Subsidiary to, conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to Applicant and the Subsidiaries and maintain policies and procedures, in Applicant’s reasonable business judgment, designed to promote and achieve compliance with such laws applicable to Applicant and the Subsidiaries.

(e) Applicant shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,

create or permit to exist any Lien on any Principal Property, or shares of capital stock of any Restricted Subsidiary, whether owned on the date of this Agreement or thereafter acquired, securing any obligation unless Applicant contemporaneously secures Applicant’s obligations under this Agreement equally and ratably with (or prior to) such obligation. The preceding sentence shall not require Applicant to secure Applicant’s obligations under this Agreement if the Lien consists of the following:

(i) Permitted Liens; or

(ii) in addition to Permitted Liens, other Liens securing obligations in an amount not greater than 15% of Consolidated Net Tangible Assets at any time;

provided, however, that the requirement of Applicant to secure Applicant’s obligations under this Agreement in accordance with this Section 13(e) shall not apply to the extent that Applicant shall have provided to Goldman Cash Collateral to secure such obligations in accordance with this Agreement.

(f) Applicant will not (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or (iii) liquidate or dissolve, except that, in each case, (x) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and (y) be continuing, any Person may merge with or into or consolidate with Applicant if Applicant is the surviving Person.

(g) Applicant shall not directly or, to its knowledge, indirectly, use the proceeds of any Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction) of Sanctions.

(h) Applicant shall not directly, or, to its knowledge, indirectly use the proceeds of any Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada),

the Corruption of Foreign Public Officials Act (Canada) or other similar anti-corruption legislation in other jurisdictions applicable to Applicant and the Subsidiaries.

14. Representations and Warranties of Applicant. On the date hereof and on the date of any LC Event, Applicant makes to Goldman the representations and warranties set forth in Article III of the Credit Agreement with each reference therein to “this Agreement”, “hereunder”, “hereof” and words of like import referring to the Credit Agreement being deemed to be a reference to this Agreement and defined terms therein being deemed, mutatis mutandis, to be a reference to this Agreement and the corresponding defined terms herein.

15. Default. Each of the following shall be an “Event of Default” under this Agreement:

(a) the Applicant’s failure to pay (i) when due, any principal of any obligation to Goldman under this Agreement, or (ii) within five (5) Business Days when due, any interest on any obligation to Goldman or any fee or other amount payable to Goldman under this Agreement;

(b) Applicant’s failure to observe or perform any covenant, condition or agreement contained in Section 13(c) (but only with respect to Applicant’s existence) or in Section 13(e), Section 13(f), Section 13(g) or Section 13(h);

(c) Applicant’s failure to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) and (b) of this Section), and such failure shall continue unremedied for a period of 60 days after written notice thereof from Goldman to the Applicant;

(d) any representation or warranty made or deemed made by or on behalf of Applicant or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Applicant or any Material Subsidiary or its debts, or of a substantial part of its assets, under any

Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Applicant or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) Applicant or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Applicant or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(g) any “Event of Default” under and as defined in the Credit Agreement, shall have occurred and be continuing.

16. Cash Collateral; Remedies; Security Letter of Credit Proceeds. (a) If (i) an Event of Default shall have occurred and shall be continuing, and (ii) Goldman is enjoined or stayed by operation of law from drawing on the Security Letter of Credit, then the Applicant shall, on the Business Day it receives written notice from Goldman (A) stating that an Event of Default has occurred and is continuing and that Goldman is requiring Cash Collateral under this Section 16(a), and (B) specifying the amount of Cash Collateral required by this sub-section 16(a) (which amount shall be equal to the Exposure Amount) and the account into which such cash is to be deposited, deposit into an account designated by Goldman at Goldman or at another bank selected by Goldman in its sole discretion (which account in all cases shall be under the sole and exclusive dominion and control of Goldman), free and clear of any Liens other than those granted under this Agreement or arising by operation of law, an amount in cash equal to the Exposure Amount as of such date; provided that if an Event of Default pursuant to Section 15(e)

or Section 15(f) shall occur and be continuing and, Goldman is enjoined or stayed by operation of law from drawing on the Security Letter of Credit, the Applicant shall immediately be obligated to pay such amount to Goldman for deposit by Goldman to an account designated by Goldman without demand or further notice of any kind.

(b) Any deposit pursuant to sub-section 16(a) or pursuant to Section 1 and any and all earnings thereon, any interest of the Applicant in any such account and all proceeds thereof (collectively, “Cash Collateral”) shall be held by Goldman as collateral for the payment and performance of the Obligations. Goldman shall have the sole and exclusive right of withdrawal with respect to any Cash Collateral, and the Applicant shall have no rights with respect thereto except as expressly provided in sub-section 16(d). For the avoidance of doubt, the parties hereto agree that receipt of Cash Collateral by Goldman pursuant to the terms of this Agreement shall not impair, diminish or otherwise impair Goldman’s right to draw or request a payment under the Security Letter of Credit, but Goldman shall within three (3) Business Days after receipt of any proceeds from the Security Letter of Credit apply such amounts in accordance with sub-section 16(c). Goldman may, but shall not be obligated to, invest any Cash Collateral in Permitted Investments, provided that Goldman shall not have any liability for electing to not make any such investments. Other than earnings on any Cash Collateral from such Permitted Investments, if any, such Cash Collateral shall not bear interest. Interest and other earnings, if any, shall accumulate as additional Cash Collateral.

(c) Subject to sub-section 16(d), any Cash Collateral and any proceeds from the Security Letter of Credit shall be applied with notice to the Applicant, in the following order (I) first, to reimburse Goldman for any Draft for which it has not been reimbursed, (II) second, to pay any interim interest then due and owing with respect to any Draft in accordance with Section 4, (III) third, to other obligations of the Applicant under this Agreement, (IV) fourth, to the Applicant in an amount equal to the amount by which the amount of Cash Collateral or the proceeds from the Security Letter of Credit exceeds the Exposure Amount; and (V) fifth, when the Exposure Amount is zero, the remaining amount of the Cash Collateral or proceeds from the Security Letter of Credit, to the Applicant.

(d) If (1) any Cash Collateral has been delivered to Goldman pursuant to this Agreement, and (2) either (x) all Obligations have been satisfied in full

(including payment of all amounts owing to Goldman) and all commitments hereunder have been terminated, and the Exposure Amount is zero, or (y) all Events of Default have been cured or waived, Goldman shall, within three (3) Business Days after written request by the Applicant, pay to the Applicant in immediately available funds to the Applicant all amounts then held by Goldman in any remaining Cash Collateral; provided, however that any Cash Collateral provided with respect to any Credit pursuant to Section 1 shall only be released upon the expiration of such Credit.

(e) Goldman agrees, unless enjoined or stayed by operation of law from drawing on the Security Letter of Credit, (i) to draw on the Security Letter of Credit to satisfy any Obligations in respect of reimbursement for the principal amount of Drafts due and payable hereunder before exercising any other remedy that might be available to Goldman, and (ii) to apply the proceeds of each draw under the Security Letter of Credit payable and that shall not have been applied in accordance hereof (such drawn amounts and any proceeds or investments thereof, “Security Letter of Credit Proceeds”) in accordance with sub-section 16(c). Receipt or application of the Security Letter of Credit Proceeds to the Obligations in accordance with the foregoing shall constitute for all purposes of this Agreement (including reinstatement, if applicable, of amounts available to be drawn under any Credit) satisfaction of the Obligations to the extent of the amounts so applied.

(f) When any Exposure Amount is outstanding and subject to sub-sections 16(c) and (e), the Applicant agrees that Goldman will have the sole right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Security Letter of Credit Proceeds it holds, free from any claim or right of any nature whatsoever of Applicant, including any equity or right of redemption by Applicant. For purposes of any rights or remedies authorized under this Agreement, Goldman will be deemed to continue to hold and apply all Security Letter of Credit Proceeds as required hereby, regardless of whether Goldman has exercised any rights with respect to any Security Letter of Credit Proceeds pursuant to the preceding sentence.

(g) Notwithstanding anything herein to the contrary, in the event that (i) Goldman is enjoined or stayed by operation of law from drawing on the Security Letter of Credit, and (ii) there is not sufficient Cash Collateral to reimburse Goldman for any Draft paid by Goldman under a Credit, then any such unreimbursed amount shall automatically be converted into a loan made by Goldman to the Applicant which shall become due and payable five (5) Business Days prior to the expiration date of the Security Letter of Credit and which shall bear interest at a rate of the Alternate Base Rate plus 2.00% and shall be pre-payable by the Applicant at any time without premium or penalty. Each such loan, together with interest accrued thereon, shall be subject to Section 4 hereof.

(h) Goldman agrees that promptly following the Termination Date, Goldman will return the Security Letter of Credit without any further draw thereon for cancellation by the issuer thereof. Goldman and Applicant agree that, for the avoidance of doubt, (i) the Security Letter of Credit Proceeds are the property of Goldman and not of Applicant, (ii) Applicant has no interest in the Security Letter of Credit or any Security Letter of Credit Proceeds other than the right to receive any remaining Security Letter of Credit Proceeds as described in sub-section 16(c), and (iii) this Agreement does not constitute a transfer of the property of Applicant.

(i) Applicant agrees that, from time to time upon the written request of Goldman, Applicant will execute and deliver such further documents and do such other acts and things as Goldman may reasonably request in order fully to effect the purposes of this Section 16. Goldman may employ agents and attorneys in fact in connection with this Section and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

17. Set-off. If any Event of Default shall occur and be continuing, Goldman may set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Goldman or any of its Affiliates to or for the credit or the account of Applicant (“Deposits”) against any and all of the outstanding Obligations, irrespective of whether or not Goldman shall have made any demand under this Agreement and although such Deposits or Obligations may be unmatured or contingent.

Goldman’s rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Goldman may have under this Agreement or applicable law.

18. Waiver of Immunity. Applicant acknowledges that this Agreement is, and each Credit will be, entered into for commercial purposes and, to the extent that Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, Applicant now irrevocably waives its immunity with respect to the Obligations.

19. Notices; Interpretation; Severability. Notices shall be effective, if to Applicant, when sent to its address indicated below the signature line and, if to Goldman, to Goldman Sachs Bank USA, c/o Goldman Sachs Loan Operations, Attn: Letter of Credit Department Manager, 6011 Connection Drive, Irving, TX 75039, Email: gs-loc-operations@ny.email.gs.com, facsimile 917-977-4587 or as to either, such other address as either may notify the other in writing. Headings are included only for convenience and are not interpretative. The term “including” means “including without limitation.” To the fullest extent permitted by law, if any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, statute, law, rule, regulation or other document herein shall be construed as referring to such agreement, instrument, statute, law, rule, regulation or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement.

20. Successors and Assigns. This Agreement shall be binding upon Applicant and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Goldman, its successors and permitted assigns. Applicant shall not voluntarily transfer or otherwise assign any of its obligations under this Agreement. Goldman, subject, if the transferee is not an Affiliate, to Applicant’s consent if no Event of Default exists, may transfer or otherwise assign its rights and obligations under this Agreement, in whole or in part, and shall be forever relieved from any liability with respect to the portion of Goldman’s rights or obligations transferred or assigned. Applicant acknowledges that information pertaining to Applicant as it relates to this Agreement or the Credits may be disclosed to (actual or potential) transferees or assignees so long as such actual or potential transferee agrees to be bound by the confidentiality provisions hereof. This Agreement shall not be construed to confer any right or benefit upon any Person other than Applicant and Goldman and their respective successors and permitted assigns.

21. Modification; No Waiver. None of the terms of this Agreement may be waived or amended except in a writing signed by the party against whose interest the term is waived or amended. Forbearance, failure or delay by Goldman in the exercise of a remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any remedy preclude any further exercise of that or any other remedy. Any waiver or consent by Goldman shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.

22. Multiple Role Disclosure. Goldman and its Affiliates offer a wide range of financial services, including back-office letter of credit processing services on behalf of financial institutions and letter of credit beneficiaries. Goldman’s services are provided internationally to a wide range of customers, some of whom may be Applicant’s counter-parties or competitors. Applicant acknowledges and accepts that Goldman and its Affiliates may perform more than one role in relation to any particular Credit.

23. Integration; Remedies Cumulative; Delivery by Facsimile. This Agreement constitutes the entire agreement between the parties concerning Goldman’s issuance, increase or extension of a Credit or Credits for Applicant’s account and supersedes all prior or simultaneous agreements, written or oral. All rights and remedies of Goldman under this Agreement and other documents delivered in connection with this Agreement are cumulative and in addition to any other right or remedy under this Agreement, the Credits or applicable law. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signed signature page to this Agreement by facsimile or other electronic transmission shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement.

24. Termination; Surviving Provisions. This Agreement shall be terminated on the Termination Date. Restrictive provisions in this Agreement, such as indemnity, tax, immunity, and jurisdiction provisions shall survive termination of this

Agreement, expiration of all Credits, and payment of the Obligations. If any Credit is issued in favor of any bank or other financial or commercial entity in support of an undertaking issued by such bank or entity on behalf of Applicant or Goldman, Applicant shall remain liable under this Agreement (even after expiry of any such Credit) for amounts paid and expenses incurred by Goldman with respect to any such Credits or the undertaking until Goldman is released by such other bank or entity.

25. Governing Law; Submission to Jurisdiction; Confidentiality. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Applicant hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Applicant irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) Applicant agrees that Goldman may issue Credits subject to the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce Publication No. 600 (the “UCP”) or the International Standby Practices, International Chamber of Commerce No. 590 (the “ISP”) or, at Goldman’s option, such later revision thereof in effect at the time of issuance of any Credit. The UCP or the ISP, as applicable, shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(c) Applicant agrees that for matters not addressed by the UCP or the ISP, the Credits shall be subject to and governed by the laws of the state of New York and applicable U.S. Federal laws. If, at Applicant’s request, any Credit expressly chooses a state or country law other than New York, U.S.A., or is silent with respect to UCP, ISP or governing law, Goldman shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Goldman if such action or inaction is justified under UCP, ISP, New York law or the law governing any such Credit.

(d) Goldman agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (i) to Goldman and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the transactions contemplated by this Agreement, (ii) to the extent requested by any regulatory authority, provided, however, that, to the extent legally permitted, the Applicant is promptly notified in order that it may seek a protective order or take other appropriate action, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to the extent reasonably required or reasonably deemed advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this subsection (d), to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivatives transaction relating to the Applicant, any Subsidiaries and the obligations hereunder, (vi) with the consent of the Applicant or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this subsection (d) or (B) becomes available to Goldman on a nonconfidential basis from a source other than the Applicant. For the purposes of this subsection (d), “Information” means all information received from the Applicant in connection with this Agreement relating to the Applicant or its business, other than any such information that is available to Goldman on a nonconfidential basis prior to disclosure by the Applicant; provided that, in the case of information received from the Applicant after the date hereof, such information is clearly identified as confidential at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this subsection (d) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

26. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicant” shall have the meaning set forth in the Preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York, New York or Irving, Texas are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” has the meaning set forth in sub-section 16(b).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Goldman (or, for purposes of Section 5(b), by any lending office of Goldman or by Goldman’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (y) pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Net Revenue” means, for any period, the net revenue of the Applicant and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, Consolidated Total Assets less (i) all intangible assets, including goodwill, organization costs, intellectual property and research and development costs and (ii) any other identifiable intangibles of the Applicant and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the

Applicant and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit” and “Credits” have the meanings set forth in the Preamble.

“Credit Agreement” means the Credit Agreement, dated as of September 11, 2017, among Applicant, the lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent, and Goldman Sachs Mortgage Company, as Issuing Bank, as amended, supplemented, modified, amended and restated or refinanced from time to time.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposits” shall have the meaning set forth in Section 17 hereto.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Draft” shall have the meaning set forth in Section 2 hereto.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances or binding, orders, decrees, judgments, injunctions or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Applicant or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” shall have the meaning set forth in Section 15 hereto.

“Evergreen Credit” means a Credit that provides that the stated expiry date of such Credit will automatically be extended for one or more successive periods of time no later than one year after the date of issuance of such Credit (and each anniversary thereof, if applicable) unless Goldman delivers to the beneficiary of such Credit notice within a specified time period that Goldman has elected not to extend such stated expiry date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Goldman or any assignee of Goldman, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Goldman or any assignee of Goldman, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Goldman or such assignee with respect to an applicable interest in a loan or Credit pursuant to a law in effect on the date on which (i) Goldman or such assignee acquires such interest in the loan or Credit or (ii) Goldman or such assignee changes its applicable lending office, except in each case to the extent that, pursuant to Section 6(a)(ii), 6(a)(iii) or 6(c), amounts with respect to such Taxes were payable either to such assignee’s assignor immediately before such assignee became a party hereto or to such assignee immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 6(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of July 16, 2015, among the Applicant, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited, as borrowers, the lenders party thereto from time to time, Bank of America, N.A., as domestic administrative agent, and Wells Fargo Bank, National Association, as syndication agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Exposure Amount” has the meaning set forth in Section 1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Goldman from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Applicant.

“GAAP” means U.S. generally accepted accounting principles; provided that, if any changes in U.S. generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Applicant occur by reason of any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if the Applicant adopts the International Financial Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of Goldman or the Applicant, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of the Applicant shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or the defined terms related thereto hereunder shall be determined in the manner so agreed).

“Goldman” has the meaning set forth in the Preamble.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes hereof, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or prices of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of such transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Applicant or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Applicant or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Applicant or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and banker’s acceptances; provided, however, that Indebtedness of any Person shall not include (i) trade payables, (ii) any obligations of such Person incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness or (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Applicant under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning ascribed to it in Section 7(b).

“Information” has the meaning set forth in sub-section 25(d).

“ISP” shall have the meaning set forth in Section 25(b) hereto.

“LC Event” means issuance, increase, extension or other amendment (other than pursuant to the terms of an Evergreen Credit) of a Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Applicant or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the Applicant and the Subsidiaries taken as a whole, (b) the ability of the Applicant to perform any of its material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against the Applicant of this Agreement.

“Material Subsidiary” means, at any time, (a) each Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and (b) each other Subsidiary designated as a “designated subsidiary” by the Applicant. The Applicant will designate one or more Subsidiaries as “designated subsidiaries” when and as necessary in order that there will at no time be two or more Subsidiaries that are not Material Subsidiaries under the preceding sentence but that, if considered together as a single Subsidiary, would cause the total for all such Subsidiaries to exceed 20% of either (i) Consolidated Total Assets at such time or (ii) Consolidated Net Revenue for the period of four calendar quarters ended at or most recently prior to such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall have the meaning set forth in Section 8(a) hereto.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any loan or this Agreement).

“Other Existing Credit Agreement” means the Revolving and Letter of Credit Facility Agreement, dated as of May 9, 2016, among the Applicant, the Lenders party thereto from time to time, and Citibank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within ninety (90) days from the date of issuance thereof; and (b) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with Goldman, or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, which commercial bank has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the equivalent grade) by Moody’s or “A-1” (or the equivalent grade by S&P).

“Permitted Liens” means, with respect to any Person,

(a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, laws or regulations, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, laborers, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers mechanics’ and other like Liens, in each case (i) for sum that are not yet due, (ii) that do not materially detract from such Person’s assets or materially impair the use thereof or

(iii) being contested in good faith by appropriate proceedings;

(c) Liens for taxes, assessments and other governmental charges or levies not yet delinquent by more than 30 days or which are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements, defects, irregularities, or deficiencies in title to easements, or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in all such cases, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(e) Liens existing on or provided for under the terms of agreements existing on the date of this Agreement (including, without any limitation, any Liens that arise under the Existing Credit Agreement, the Other Existing Credit Agreement and this Agreement);

(f) Liens on property at the time the Applicant or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Applicant; provided, however, that any such Lien may not extend to any other property owned by the Applicant or any of its Subsidiaries;

(g) Liens securing obligations under a Hedging Agreement so long as such Hedging Agreement is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

(h) Liens on accounts receivable or inventory securing working capital or revolving credit indebtedness in an aggregate amount not to exceed $300,000,000 or otherwise consistent with past practice;

(i) Purchase Money Liens;

(j) Liens securing only Indebtedness of a wholly owned subsidiary of the Applicant to the Applicant or one or more wholly owned subsidiaries of the Applicant;

(k) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person;

(l) Liens created, assumed or existing in connection with a tax-free financing;

(m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Applicant or any of its Subsidiaries;

(n) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

(o) rights of a common owner of any interest in property held by such Person;

(p) Liens placed upon any real property now owned or hereafter acquired by the Applicant or any of its Subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property;

(q) Liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of a state government or political subdivision thereof, in each case resulting from the acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of a state government or political subdivision thereof, or subcontracts thereunder;

(r) judgment Liens (other than any Liens securing one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal);

(s) Liens on property or assets of the Applicant or any Subsidiary in favor of the Applicant or any Subsidiary;

(t) Liens arising from any synthetic lease transaction pursuant to which the Applicant or any Subsidiary is a lessee;

(u) Liens provided for or in connection with this Agreement; and

(v) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses; provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) unless such additional Liens are otherwise permitted pursuant to this Section and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l), (p), (q), (s) and (t) at the time the original Lien became a Permitted Lien under this Agreement and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest published by The Wall Street Journal as being the Prime Rate for that day provided that if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Goldman. Goldman may make commercial loans or other loans at, above or below the Prime Rate.

“Principal Property” means any manufacturing plant or manufacturing facility, located within the United States of America (other than its territories and possessions), owned or leased by the Applicant or any Restricted Subsidiary, unless, in the opinion of the board of directors of the Applicant, such plant, facility or property is not of material importance to the total business conducted by the Applicant and its Restricted Subsidiaries as an entirety.

“Purchase Money Lien” means a Lien on property securing Indebtedness incurred by the Applicant or its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Recipient” means Goldman or any other recipient of any payment to be made by or on account of any obligation of the Applicant hereunder.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Subsidiary” means at any time any Subsidiary of the Applicant (i) substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions) and (ii) which owns or leases a Principal Property.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“SEC” means the United States Securities and Exchange Commission.

“Security Letter of Credit” means the letter of credit issued by Goldman Sachs Mortgage Company pursuant to the Credit Agreement naming Goldman as beneficiary to support the payment by the Applicant of the Obligations.

“Security Letter of Credit Proceeds” shall have the meaning set forth in Section 16(e) hereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Applicant.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the later to occur of (a) the termination of the Security Letter of Credit and (b) the date of the termination or expiry of all Credits and the payment in full (including, without limitation, by application of Security Letter of Credit Proceeds in accordance with this Agreement) of all Obligations that are or may become payable (other than unasserted contingent obligations).

“U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 6(e)(ii)(B)(3).

“Withholding Agent” means the Applicant or Goldman, as applicable.

“UCP” shall have the meaning set forth in Section 25(b) hereto.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001).

27. JURY TRIAL WAIVER. APPLICANT AND GOLDMAN EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Very truly yours,

Applicant:	Goldman:

THE SHERWIN-WILLIAMS COMPANY	GOLDMAN SACHS BANK USA

By: /s/ Jeffrey J. Miklich	By: /s/ David C. Bear
Name: Jeffrey J. Miklich	Name: David C. Bear
Title: Vice President and Treasurer	Title: Authorized Signatory

Address:	Address:

The Sherwin-Williams Company 101 W. Prospect Avenue	Goldman Sachs Bank USA c/o Goldman Sachs Loan Operations
Cleveland, Ohio 44115	Attn: Letter of Credit Department Manager 6011 Connection Drive
Irving, TX 75039

[SIGNATURE PAGE OF SHERWIN-WILLIAMS CONTINUING AGREEMENT]

EXHIBIT A-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Assignees That Are Not U.S. Persons and That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Continuing Agreement for Standby Letters of Credit, dated as of September 11, 2017 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Reimbursement Agreement”), among The Sherwin-Williams Company (the “Applicant”) and Goldman Sachs Bank USA (“Goldman”).

Pursuant to the provisions of Section 6(e) of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicant with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant, and (2) the undersigned shall in accordance with the provisions of the Reimbursement Agreement furnish the Applicant with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments, all to the extent required under the Reimbursement Agreement.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF ASSIGNEE]

By:

Name:

Title:

Date:                 , 20[ ]

Exhibit A-1 – Page 1

EXHIBIT A-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Assignees That Are Not U.S. Persons That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Continuing Agreement for Standby Letters of Credit, dated as of September 11, 2017 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Reimbursement Agreement”), among The Sherwin-Williams Company (the “Applicant”) and Goldman Sachs Bank USA (“Goldman”).

Pursuant to the provisions of Section 6(e) of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) and the Credits, (iii) with respect to the extension of credit pursuant to the Reimbursement Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicant with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant, and (2) the undersigned shall have at all times furnished the Applicant with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF ASSIGNEE]

By:

Name:

Title:

Date:                 , 20[ ]

Exhibit A-2 – Page 1

EXHIBIT B

FORM OF LETTER OF CREDIT APPLICATION

APPLICATION AND AGREEMENT FOR

IRREVOCABLE STANDBY LETTER OF CREDIT                    GOLDMAN SACHS BANK USA

Standby no.                                                                                                       (For Bank Use)

The undersigned applicant hereby requests that Goldman Sachs Bank USA (the “Issuer”) issue an irrevocable standby letter of credit (together with any replacements, extensions, amendments or modifications, the “Credit”) with the following terms and conditions and deliver it to the beneficiary named below by:

by             ☐ courier ☐ U.S. Mail (domestic addresses only)

Amount in Words (U.S. dollars): Amount in Figures: $	Expiry Date (credit will expire at 5:00 p.m. New York time on the following date):

Applicant (full legal name and address - if more than one, jointly and severally, individually and collectively, the “Applicant”):

The Sherwin-Williams Company

101 W. Prospect Avenue

Cleveland, Ohio 44115

Beneficiary (full legal name, address, and phone number to appear in Credit)
Account Party (full legal name and address - Complete only if Account Party is not Applicant):	Advising Bank, Confirming Bank, Receiving Bank or other Intermediary Bank-If any (full legal name and address - If blank, Issuer may select at its option):

Complete only if Automatic Extension of the Expiry Date is required:

Credit to contain an automatic extension clause with extension periods of ☐ one year/ ☐ other _________ (specify)

No less than ☐ thirty/ ☐ other ______________ calendar days non-extension notice to the beneficiary.

Final expiration date beyond which no automatic extension shall extend Credit (if such final expiration date is not scheduled to be the last day of the applicable additional period, then the final extension period shall be for the stub period ending on such final expiry date):

Special Conditions:

☐ Multiple drawings prohibited (if blank, multiple drawings will be permitted)

☐ Credit is transferable only in its entirety (If blank, credit will be non-transferable. If transferable, Issuer is authorized to include its standard transfer conditions).

Credit shall be subject to the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590 (“ISP98”) or, ☐ if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP600”). As to all matters not governed by ISP98 or UCP600, as applicable, the Credit shall be governed by the law of the State of New York, including, without limitation, the Uniform Commercial Code as in effect from time to time in the State of New York.

This Application and Agreement will not be considered complete until all information required hereby has been provided by Applicant.

☐ Other: ___________________________________

Exhibit B – Page 1

[Per regulatory requirements, please provide below a general description of the underlying transaction to enable proper classification of the Credit. This is for bank use only and will not be part of the text of the Credit.]

The purpose of this Credit is to (insert brief description of underlying transaction including the parties involved in the transaction and their roles,

including other banks).

Draw Documents Required:

☐	Format of Credit, documents required and other instructions to be substantially per attachment(s), which form an integral part of this application. (Note: All attachments should also be signed by the Applicant.)

or

☐           Payment to be available to the Beneficiary against presentation at the office of the Issuer’s servicer specified in the Credit of: 1) the original letter of credit together with originals of any amendments thereto which shall be attached to the Credit and 2) a dated statement issued on the letterhead of Beneficiary and purportedly signed by an authorized representative including the following statement: (Please state within the quotation marks the wording to appear on the statement to be presented):    (insert appropriate reason for drawing)

Terms and Conditions:

The opening of the Credit is subject to the terms of that certain Continuing Agreement For Standby Letters Of Credit, dated as of September 11, 2017, among the Applicant and Goldman Sachs Bank USA (as amended, modified, supplemented or restated from time to time, the “Letter of Credit Agreement”).

Applicant by signing below affirms that it has fully read and agrees to the terms of this Application and Agreement and the provisions of the Letter of Credit Agreement which is incorporated by reference herein and forms a part hereof and agrees to be bound thereby.

Applicant’s Name: The Sherwin-William Company

Authorized Signature	Date
Name (in print):
Phone No.: Fax No.:

We join in the above Application and Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree that the Applicant has sole right to give instructions and make agreements with respect to this Application and Agreement, the Credit and the disposition of documents, and we have no right or claim against you or any of your Affiliates.

Account Party’s Name:

Authorized Signature	Date
Name (in print)
Phone No.: Fax No.:

Exhibit B – Page 2